Sub-Item 77M: Mergers

Hartford Value Opportunities HLS Fund / Hartford Value HLS Fund

Shareholder Meeting Results (Unaudited)

The following proposal was addressed and approved at a Special Meeting of Shareholders held on January 26, 2010.

Proposal to approve a plan of reorganization providing for the acquisition of all the assets and liabilities of Hartford Value Opportunities HLS Fund (the “Acquired Fund”) by Hartford Value HLS Fund (the “Acquiring Fund,” solely in exchange for shares of the Acquiring Fund, followed by a complete liquidation of the Acquired Fund.

Fund:  Hartford Value Opportunities HLS Fund
For:  21,573,123.879
Against: 1,142,181.575
Abstain: 2,295,085.436

Hartford Equity Income HLS Fund

The Hartford Equity Income HLS Fund merged into Hartford Value HLS Fund, each a series of Hartford Series Fund, Inc., on March 19, 2010.  No shareholder vote was required.

Hartford Global Advisers HLS Fund

The Hartford Global Advisers HLS Fund merged into Hartford Advisers HLS Fund, each a series of Hartford Series Fund, Inc., on March 19, 2010.  No shareholder vote was required.

Hartford International Small Company HLS Fund

The Hartford International Small Company HLS Fund merged into Hartford International Opportunities HLS Fund, each a series of Hartford Series Fund, Inc., on April 16, 2010.  No shareholder vote was required.

Hartford International Growth HLS Fund

The Hartford International Growth HLS Fund merged into Hartford International Opportunities HLS Fund, each a series of Hartford Series Fund, Inc., on April 16, 2010.  No shareholder vote was required.

Hartford Fundamental Growth HLS Fund

The Hartford Fundamental Growth HLS Fund merged into Hartford Growth HLS Fund, each a series of Hartford Series Fund, Inc., on April 16, 2010.  No shareholder vote was required.